Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

SharonAI Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(2)		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A Ordinary Common Stock, par value $0.0001 per share	Other (1)	5,715,568	(3)	$1.90	$10,859,579.20	$0.0001381	$1,499.71
	Total Offering Amounts						$10,859,579.20		$1,499.71
	Total Fees Previously Paid						-		-
	Total Fee Offsets						-		-
	Net Fee Due								$1,499.71

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the bid and asked price for a share of the registrant’s Class A Ordinary Common Stock as reported on OTC Markets on January 12, 2026.
(2)	Pursuant to Rule 416 under the Securities Act, the shares of common stock offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.
(3)	Represents (i) the resale of (A) 4,895,585 shares of Class A Ordinary Common Stock; (B) 375,001 shares of Class A Ordinary Common Stock issuable upon conversion of convertible notes and (C) 214,982 Shares of Class A Ordinary Common Stock issuable upon exercise of certain private warrants and (ii 230,000 Shares of Class A Ordinary Common Stock underlying public warrants.